Exhibit 99.1

Baldwin Reports Earnings for Q3 FY08

SHELTON, Conn.--(BUSINESS WIRE)--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of process automation technology for the printing industry, reported net sales for the third quarter ended March 31, 2008 of $59.2 million, compared to $53.2 million for the third quarter last year, an increase of 11.3%. Currency translation favorably impacted sales by $4.3 million for the quarter.

Net income for the quarter was $2.0 million, or $0.13 per diluted share, compared to $1.3 million, or $0.08 per diluted share for the similar quarter last year.

Net sales for the nine months ended March 31, 2008 were $171.1 million compared to $144.6 million in the comparable period last year, an increase of 18.3%. Currency translation favorably increased sales by $9.3 million for the nine month period.

Net income for the nine months was $3.3 million, or $0.21 per diluted share, compared to $3.0 million, or $0.19 per diluted share in the prior year.

Net income for the quarter included a partial release of the valuation allowance against U.S. deferred tax assets of $1.2 million, which had a favorable impact on the tax provision for the quarter of the same amount. The Company continually reviews the need for the valuation allowance and released a portion of the valuation allowance due to the sustained and projected profitability of its U.S. operations.

Backlog at the end of the quarter was $63.1 million, compared to a backlog of $52.7 million at the beginning of the fiscal year, and $61.9 million on December 31, 2007.

President and CEO Karl S. Puehringer, commented, “Sales have continued to show resilience during a challenging period in the printing equipment market. As reported in previous quarters, we continue to drive growth and expansion in emerging markets. In developed countries we focus on strengthening our service and support relationships with the OEM press manufacturers and the printer and publisher customer base.

Changes in product mix, the effect of lower sales volume in the European entities and the strong Euro have continued to pressure margins; however, we have been able to mitigate these pressures somewhat with:

  Innovation – our new Cleaning Platform, which defines a new standard for cleaning performance;
  Continued progress on strategic sourcing initiatives – sourcing machined components in low labor cost countries
  Productivity improvements obtained by the recent restructuring in Germany, as an example, and
  Repositioning the Company’s manufacturing footprint, one component of which was increased manufacturing of one product line in the U.S. to take advantage of the lower U.S. Dollar.”

John Jordan, Vice President and CFO, noted, “We are closely controlling operating costs – year to date OPEX before restructuring decreased to 26.6% in 2008 from 27.2% in 2007. We are continually searching for ways to be more efficient given the current economic climate.

Although trade receivables and inventory increased during the year by $10.1 million, the increase attributable to foreign currency rates was $10.5 million. Thus, on a currency-effected basis, trade receivables and inventory decreased by $0.4 million. In fact, during the current quarter, we reduced working capital excluding cash, adjusted for currency effects, by $2.7 million. We also repurchased 148,325 shares of our common stock and made net repayments of debt of $4.6 million during the quarter as a result of improved cash management activities.

Finally, our ability to release a portion of the valuation allowance against the U.S. deferred tax assets is further testament to our ability to continue with sustainable profitability in our U.S. operations,” concluded Mr. Jordan.

The Company will host a conference call to discuss the financial results and business outlook today, April 29th at 11 a.m. Eastern Daylight Time. Call-in information is available on the Company’s website at www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast of the call. Participating in the call will be Baldwin President and CEO Karl S. Puehringer, Corporate Secretary Helen Oster and Vice President and CFO John P. Jordan.

An audio replay of the conference call, in its entirety, will be available from one hour after the end of the call until May 6 at 10:59 pm Central Time. To hear that replay, call toll free 866-485-0041 in the U.S. or 203-369-1613 from outside the U.S. A live and archived webcast will be available on the Internet for 90 days through the Investor Relations section of the Baldwin website at www.baldwintech.com.

About Baldwin

Baldwin Technology Company, Inc. is a leading global supplier of process automation technology for the printing and publishing industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. With a widely recognized reputation for advanced pressroom technology, Baldwin has more than 100 patents as well as several GATF Intertech awards and Fogra certifications.

Baldwin Technology Company, Inc. Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	Quarter ended March 31,
	2008	2007
Net sales	$59,200	$53,211
Cost of goods sold	40,709	35,774
Gross profit	18,491	17,437
Operating expenses	15,910	14,275
Restructuring	---	---
Operating income	2,581	3,162
Interest expense	846	749
Interest (income)	(25)	(44)
Other expense (income), net	(17)	220
Income before income taxes	1,777	2,237
Provision for income taxes	(219)	941
Net income	1,996	1,296
Net income per share – basic	$0.13	$0.09
Net income per share – diluted	$0.13	$0.08
Weighted average shares outstanding – basic	15,496	15,203
Weighted average shares outstanding – diluted	15,671	15,697

	Nine Months ended March 31,
	2008	2007
Net sales	$171,060	$144,586
Cost of goods sold	117,355	97,269
Gross profit	53,705	47,317
Operating expenses	45,540	39,335
Restructuring	960	994
Operating income	7,205	6,988
Interest expense	2,410	1,532
Interest (income)	(162)	(132)
Other expense (income), net	28	169
Income before income taxes	4,929	5,419
Provision for income taxes	1,630	2,395
Net income	3,299	3,024
Net income per share – basic	$0.21	$0.20
Net income per share – diluted	$0.21	$0.19
Weighted average shares outstanding – basic	15,473	15,100
Weighted average shares outstanding – diluted	15,803	15,705

Condensed Consolidated Balance Sheets (In thousands, unaudited)

	March 31,	June 30,
Assets	2008	2007
Cash and equivalents	$8,691	$17,375
Trade receivables	52,931	47,863
Inventory	35,427	30,384
Prepaid expenses and other	9,383	7,364
Total current assets	106,432	102,986

Property, plant and equipment	6,284	5,375
Intangible assets	40,294	35,910
Other assets	12,376	12,909
Total assets	165,386	157,180

Liabilities
Loans payable	$4,012	$3,249
Current portion of long-term debt	3,303	2,501
Other current liabilities	63,535	61,673
Total current liabilities	70,850	67,423

Long-term debt	25,127	26,929

Other long-term liabilities	8,941	8,288

Total liabilities	104,918	102,640

Shareholders’ equity	60,468	54,540

Total liabilities and shareholders’ equity	$165,386	$157,180

CAUTIONARY STATEMENT--This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute “forward-looking” information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A “Risk Factors” to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

CONTACT:
Baldwin Technology Company, Inc.
Helen Oster, 203-402-1004